Exhibit 10.22
PROMISSORY NOTE

$599,357.00	June 30, 2004 Los Angeles, California
     For valuable consideration, receipt of which is hereby acknowledged, TIM CONVER (“Maker”), hereby promises to pay to AEROVIRONMENT, INC., a California corporation (“Payee”), or to order or assignee, at such location as Payee may from time to time designate, in lawful money of the United States of America, the principal sum of Five Hundred Ninety Nine Thousand Three Hundred Fifty Seven Dollars ($599,357.00). This Promissory Note shall bear interest at the rate of Four and One-Quarter Percent (4.25%) per annum, provided, however, that the interest rate charged hereon shall not exceed the maximum lawful rate of interest payable on demand.
     The entire Principal Amount and all accrued interest shall be due and payable upon demand by Payee, but in no event later than the first to occur of (i) the fifth anniversary of the date of this Note or (ii) the day immediately prior to the day on which Payee files a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or otherwise becomes subject to the reporting obligations under the Securities Exchange Act of 1934, as amended.
     Should this Note, or any portion thereof, fail to be paid in a timely manner, the holder of this Promissory Note shall be entitled to expense of collection, attorneys’ fees and all other reasonable expenses of enforcing payment.
     This Promissory Note may be prepaid in full or in part at any time without premium or penalty.
     THIS NOTE IS A FULL RECOURSE PROMISSORY NOTE. Notwithstanding anything to the contrary contained in this Note or in the Stock Pledge Agreement executed on even date herewith, Maker hereby agrees that Payee, in enforcing its rights and remedies hereunder and under the other documents and instruments executed by Maker in connection herewith, shall have recourse to, and the right to proceed against, Maker and any of his assets for any obligation, covenant or agreement of any kind whatsoever, in an amount equal to the unpaid principal amount of this Note and accrued and unpaid interest thereon.
     This Promissory Note shall be governed by and construed in accordance with the laws of the State of California. This Note shall inure to the benefit of Payee, its successors and assigns and shall bind the heirs, executors, administrators, successors and assigns of Maker.

     This Promissory Note is issued in connection with the purchase of stock of the Payee by the undersigned pursuant to the provisions of a stock option plan of Payee. This Note is secured by a pledge of certain stock (other than that which is being purchased and with respect to which this Promissory Note is a portion of the purchase price) as evidenced by that certain Stock Pledge Agreement executed on even date herewith.

Dated: June 30, 2004	/s/ Tim Conver
Tim Conver